RESOLUTION IN LIEU OF STOCKHOLDERS MEETING



     THE UNDERSIGNED, being the sole Stockholder of ISES CORPORATION, an Iowa

Corporation,  in  lieu  of  a Stockholders meeting,  hereby  consent  to  the following resolutions:



          RESOLVED, that the Corporation enter into an Agreement and Plan of Merger with White Rock Enterprises, Inc. (A copy of which is attached) with White Rock Enterprises, Inc. remaining as the surviving corporation, and be it

          FURTHER RESOLVED, that the Corporation officers are hereby authorized to execute any and all documents necessary to accomplish the merger.


DATED: February 10, 2000

                                   /s/ Rick Grewell
                                   _________________________________
                                   RICK GREWELL

                                   /s/ Palma Grewell
                                   _________________________________
                                   PALMA GREWELL